UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2017 ANNUAL MEETING OF STOCKHOLDERS

& Proxy Statement

YOUR VOTE IS IMPORTANT

Please vote online, by mobile device, by telephone, or, if you received your materials by mail, you can sign and return your proxy card.

MURPHY OIL CORPORATION

NOTICE OF ANNUAL MEETING

Date:	May 10, 2017
Time:	10:00 a.m. CDT
Place:	South Arkansas Arts Center
110 East 5th Street
El Dorado, Arkansas 71730

AGENDA:

1.	Election of Directors;

2.	Advisory vote on executive compensation;

3.	Advisory vote on the frequency of an advisory vote on executive compensation;

4.	Approval or disapproval of the proposed 2012 Long-Term Incentive Plan Performance Metrics;

5.	Approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2017; and

6.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 13, 2017, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 300 Peach Street, El Dorado, Arkansas 71730.

Your vote is very important to us and to our business. Prior to the meeting, you may submit your vote and proxy by telephone, mobile device, the internet, or, if you received your materials by mail, you can sign and return your proxy card. Instructions on how to vote begin on page 1.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 24, 2017

Proxy Statement

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 10, 2017. It is expected that this Proxy Statement and related materials will first be provided to stockholders on or about March 24, 2017. The complete mailing address of the Company’s principal executive office is 300 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000. References in this Proxy Statement to “we,” “us,” “our,” “the Company”, “Murphy Oil” and “Murphy” refer to Murphy Oil Corporation and its consolidated subsidiaries.

Proxy Summary

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of Stockholders.

		For More Information	Board Recommendation

Proposal 1—Election of Directors		Page 5		FOR
Claiborne P. Deming	James V. Kelley
T. Jay Collins	Walentin Mirosh
Steven A. Cossé	R. Madison Murphy
Lawrence R. Dickerson	Jeffrey W. Nolan
Roger W. Jenkins	Neal E. Schmale
Elisabeth W. Keller	Laura A. Sugg
Proposal 2 Advisory Vote to Approve Executive Compensation		Page 17		FOR

Proposal 3		Page 18		ONE YEAR
Advisory Vote to Approve the Frequency of an Advisory Vote on Executive Compensation
Proposal 4		Page 19		FOR
Approval of the proposed 2012 Long-Term Incentive Plan Performance Metrics
Proposal 5 Approval of Appointment of Independent Registered Public Accounting Firm		Page 44		FOR

You may cast your vote in the following ways:

The 2017 Murphy Oil Corporation Annual Meeting will begin at 10:00 a.m. CDT on May 10, 2017,

at the South Arkansas Arts Center located at 110 East 5th Street in El Dorado, Arkansas 71730.

INTERNET
Go to www.proxyvote.com. You will need the 12 digit number included in your proxy card or notice.
MOBILE
You can scan this QR code to vote with your mobile phone. You will need the 12 digit number included in your proxy card or notice.
PHONE
Call 1-800-690-6903. You will need the 12 digit number included in your proxy card.
MAIL
Send your completed and signed proxy card to: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
IN PERSON
See page 2 regarding meeting attendance.

Murphy Oil Corporation	1

Proxy Summary (continued)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS:

We have elected to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to the Company’s stockholders via the internet. These rules allow us to provide information that the Company’s stockholders need while lowering the costs and accelerating the speed of delivery and reducing the environmental impact of the Annual Meeting. This Proxy Statement, along with the Company’s Annual Report to Stockholders, which includes the Company’s Form 10-K report for the year ended December 31, 2016, are available via the internet at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

2	Murphy Oil Corporation

Q&A—Questions and Answers about the Annual Meeting

When and where is the Annual Meeting?

The Company’s 60th Annual Meeting will be held at 10:00 a.m. CDT on Wednesday, May 10, 2017, at the South Arkansas Arts Center, located at 110 East 5th Street, in El Dorado, Arkansas 71730.

May I attend the meeting?

Attendance at the meeting is open to stockholders of record as of March 13, 2017, Company employees and certain guests. If you are a stockholder, regardless of the number of shares you hold, you may attend the meeting.

Who may vote?

You may vote if you were a holder of record of Murphy Oil Corporation common stock as of the close of business on March 13, 2017. Each share of common stock is entitled to one vote at the Annual Meeting. You may vote in person at the meeting, or by proxy via the methods explained on page 1 of this document.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials via the internet. As a result, we have sent a Notice of availability instead of a paper copy of the proxy materials to most of our stockholders. The Notice contains instructions on how to access the proxy materials via the internet and how to request a paper copy. In addition, the website provided in the Notice allows stockholders to request future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Murphy in mailing proxy materials and conserve natural resources, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

May I vote my stock by filling out and returning the Notice?

No. Instructions are in the email sent to you and on the Notice.

How can I access the proxy materials through the internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting via the internet. The Proxy Statement and Annual Report are also available at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

Murphy Oil Corporation	3

Proxy Statement

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date or (iii) appear at the meeting and vote in person. If you voted via the Internet, mobile device or telephone, you can change your vote with a timely and valid later vote or by voting by ballot at the meeting. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy card or as directed on the Notice or vote by telephone, mobile device or internet as described in the telephone/mobile device/internet voting instructions on your proxy card or Notice, the Company will vote your shares as you direct. Your telephone/mobile device/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “against” any matter.

The Judges of Election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to approve or disapprove the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, broker non-votes will be disregarded in the calculation of “votes cast” and will have no effect on the vote. Notably, the election of directors, the advisory vote to approve executive compensation, the advisory vote on the frequency of an advisory vote on executive compensation and the proposal to approve or disapprove the proposed 2012 Long-Term Incentive Plan Performance Metrics should be considered non-routine matters.

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, FOR the approval of the advisory vote for the compensation of the Company’s Named Executive Officers, for the option of ONE YEAR as the frequency with which stockholders are provided an advisory vote on executive compensation, FOR approval of the proposed 2012 Long-Term Incentive Plan Performance Metrics and FOR approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2017.

The expenses of printing and distributing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by the Company. The Company’s officers or employees, without additional compensation, may solicit the return of proxies from certain stockholders by telephone or other means.

VOTING SECURITIES

On March 13, 2017, the record date for the meeting, the Company had 172,544,891 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. This amount does not include 22,510,833 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 14 and 15 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

4	Murphy Oil Corporation

Proposal 1—Election of Directors

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership or educational achievement. When considering new candidates, the Nominating & Governance Committee, with input from the Board, takes into account these factors as well as other appropriate characteristics, such as sound judgment, honesty, and integrity. In addition, the Nominating & Governance Committee, when searching for nominees for directors, relies on the Company’s Corporate Governance Guidelines, which state, “The Company endeavors to have a board representing diverse experience at policy-making levels in business areas that are relevant to the Company’s global activities.” The goal is to assemble and maintain a Board comprised of individuals that not only bring to bear a wealth of business and/or technical expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the twelve nominees for director whose names are set forth herein. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur.

All nominees other than Ms. Elisabeth Keller were elected at the last Annual Meeting of Stockholders. Ms. Keller, recommended by members of the Company’s Board of Directors, was elected to the Board of Directors effective December 6, 2016. One director, Ms. Caroline G. Theus, has attained retirement age and will not stand for re-election.

All directors other than Mr. Roger Jenkins have been deemed independent by the Board based on the rules of the New York Stock Exchange (“NYSE”) and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating & Governance Committee at its February meeting considered familial relationships (Mr. Deming, Mr. Murphy and Ms. Keller are first cousins). The Committee also considered a hangar rental agreement with Union Holdings LLC (Mr. Murphy) which was determined to be a fair market value transaction at the rate of $6,000 annually.

Mr. Deming, the independent non-employee Chairman of the Board serves as presiding director at regularly scheduled board meetings as well as at no less than three meetings solely for non-employee directors. The meetings for non-employee directors are held in conjunction with the regularly scheduled February, August and December board meetings, at least one of which includes only independent non-employee directors.

Murphy Oil Corporation	5

Proposal 1—Election of Directors (continued)

The Corporate Governance Guidelines provide that stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. All such communications will be kept confidential unless otherwise required by law and relayed to the specified director(s). The names of the Director nominees and certain information as to them, are as follows:

DIRECTOR NOMINEES

T. JAY COLLINS Houston, Texas Age: 70 Director Since: 2013	Board Committees • Executive Compensation • Nominating & Governance	Certain other directorships • Oceaneering International, Inc. Houston, Texas

Principal occupation or employment

•   President and Chief Executive Officer, Retired, Oceaneering International, Inc., since May 2011; President and Chief Executive Officer, Oceaneering International, Inc., from May 2006 to May 2011

Mr. Collins has extensive knowledge of international management and corporate development. As a prior President and Chief Executive Officer of Oceaneering International, Inc., he has substantial knowledge and experience in the oil and gas industry. Among other qualifications, Mr. Collins brings to the Board experience in field operations, executive management and finance.

STEVEN A. COSSÉ El Dorado, Arkansas Age: 69 Director Since: 2011	Board Committees • Executive • Health, Safety & Environmental	Certain other directorships • Simmons First National Corporation Pine Bluff, Arkansas

Principal occupation or employment

•   President and Chief Executive Officer of the Company from June 2012 to August 2013, retired from the Company December 2013; previously Executive Vice President and General Counsel of the Company from February 2005 through February 2011, retired from the Company February 2011 to May 2012

Mr. Cossé’s long service in several capacities with the Company has helped him gain a proficient understanding of many areas, including environmental laws and regulations. Among other qualifications, Mr. Cossé brings to the Board expertise in corporate governance, banking and securities laws and executive leadership.

CLAIBORNE P. DEMING El Dorado, Arkansas Age: 62 Director Since: 1993	Board Committees • Chairman of the Board • Chair, Executive • Health, Safety & Environmental	Certain other directorships • Murphy USA Inc. El Dorado, Arkansas
Principal occupation or employment • President and Chief Executive Officer of the Company from October 1994 through December 2008, retired from the Company June 2009

Mr. Deming’s experience as former President and Chief Executive Officer of Murphy Oil Corporation gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and gas industry.

6	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

LAWRENCE R. DICKERSON Houston, Texas Age: 64 Director Since: 2014	Board Committees • Audit • Nominating & Governance	Certain other directorships • Oil States International, Inc. Houston, Texas • Great Lakes Dredge & Dock Company Oak Brook, Illinois • Hercules Offshore, Inc. Chairman Houston, Texas Until 2016

Principal occupation or employment

•   President and Chief Executive Officer, Retired, Diamond Offshore Drilling, Inc., an offshore drilling company, since March 2014; President and Chief Executive Officer, Diamond Offshore Drilling, Inc., from May 2008 through March 2014

Mr. Dickerson’s experience as the President and a director of Diamond Offshore Drilling, Inc. from March 1998 and as Chief Executive Officer from May 2008 until his retirement in March 2014 brings to the Board broad experience in leadership and financial matters. Among other qualifications, he brings to the Board expertise as a Certified Public Accountant and in international drilling operations.

ROGER W. JENKINS El Dorado, Arkansas Age: 55 Director Since: 2013	Board Committees • Executive	Certain other directorships • None

Principal occupation or employment

•   President and Chief Executive Officer of the Company since August 2013 and President of Murphy Exploration & Production Company since June 2012; previously Chief Operating Officer & Executive Vice President, Exploration & Production of the Company from June 2012 to August 2013; Executive Vice President, Exploration & Production of the Company and President of Murphy Exploration & Production Company from August 2009 to June 2012

Mr. Jenkins’ leadership as President and Chief Executive Officer of Murphy Oil Corporation allows him to provide the Board with his detailed perspective of the Company’s global operations. With a Bachelor’s degree in Petroleum Engineering, a Master’s degree in Business Administration and over 30 years of industry experience, he has played a critical leadership role in Murphy’s worldwide exploration and production operations, including the development of the Kikeh field in Malaysia and the Eagle Ford Shale in South Texas.

ELISABETH W. KELLER Cambridge, Massachusetts Age: 59 Director Since: 2016	Board Committees • None	Certain other directorships • None
Principal occupation or employment • President, Inglewood Plantation, LLC, since 2014; CEO, Keller Enterprises, LLC, from 2008 to 2014

Ms. Keller is the President of Inglewood Plantation, LLC and is responsible for the development of strategic vision and oversight of operations of the largest organic farm in Louisiana. She brings to the Board extensive knowledge in health and environmental issues, both domestically and internationally.

Murphy Oil Corporation	7

Proposal 1—Election of Directors (continued)

JAMES V. KELLEY Little Rock, Arkansas Age: 67 Director Since: 2006	Board Committees • Executive • Chair, Nominating & Governance	Certain other directorships • BancorpSouth, Inc. Tupelo, Mississippi Until 2014

Principal occupation or employment

•   President and Chief Operating Officer, Retired, BancorpSouth, Inc. (a NYSE bank holding company) since August 2014; President and Chief Operating Officer, BancorpSouth, Inc. from 2001 to August 2014

Mr. Kelley has extensive knowledge of capital markets and accounting issues. As former President and Chief Operating Officer of BancorpSouth, Inc., he understands the fundamentals and responsibilities of operating a large company. Among other qualifications, Mr. Kelley brings to the Board experience in banking, finance and accounting, as well as executive management.

WALENTIN MIROSH Calgary, Alberta Age: 71 Director Since: 2011	Board Committees • Executive Compensation • Health, Safety & Environmental	Certain other directorships • TC PipeLines GP, Inc. Calgary, Alberta
Principal occupation or employment • President, Mircan Resources Ltd., a private consulting company since January 2010

Mr. Mirosh, with his accomplishments in the chemical, natural gas, and investment industries, is able to provide the Board with dependable input in many areas. He brings to the Board experience in energy, regulatory and international law as well as skills in business development and corporate strategy.

R. MADISON MURPHY El Dorado, Arkansas Age: 59 Director Since: 1993 (Chairman, 1994-2002)	Board Committees • Chair, Audit • Executive	Certain other directorships • Deltic Timber Corporation El Dorado, Arkansas • Murphy USA Inc. Chairman El Dorado, Arkansas

Principal occupation or employment

•   Managing Member, Murphy Family Management, LLC, which manages investments, farm, timber and real estate, since 1998;

•   President, The Murphy Foundation;

•   Owner, The Sumac Company, LLC, which manages investments, timber and vineyard operations; and

•   Owner, Presqu’ile Winery

Mr. Murphy served as Chairman of the Board of Murphy Oil Corporation from 1994 to 2002. This background, along with his current membership on the Board of Directors of Deltic Timber Corporation and Murphy USA Inc., brings to the Board and to the Audit Committee a unique business and financial perspective.

8	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

JEFFREY W. NOLAN Little Rock, Arkansas Age: 48 Director Since: 2012	Board Committees • Executive Compensation • Nominating & Governance	Certain other directorships None

Principal occupation or employment

•   President & Chief Executive Officer, Loutre Land and Timber Company, a natural resources company with a focus on the acquisition, ownership and management of timberland and mineral properties, since 1998

Mr. Nolan’s experience as President and Chief Executive Officer of a natural resources company, in addition to his former legal practice focused on business and corporate transactions, allows him to bring to the Board expertise in legal matters, corporate governance, corporate finance, acquisitions and divestitures and the management of mineral properties.

NEAL E. SCHMALE La Jolla, California Age: 70 Director Since: 2004	Board Committees • Audit • Chair, Executive Compensation	Certain other directorships • WD-40 Company San Diego, California

Principal occupation or employment

•   President and Chief Operating Officer, Retired, Sempra Energy, an energy services holding company, since October 2011; President and Chief Operating Officer, Sempra Energy, from February 2006 to October 2011

Mr. Schmale, as former Chief Operating Officer of Sempra Energy, brings to the Board the perspective of a corporate leader having faced external economic, social and governance issues. He also brings specific experience in financial matters from his prior service as Chief Financial Officer of Sempra Energy. He holds degrees in petroleum engineering and law, and has a vast knowledge in different fields concerning the oil industry.

LAURA A. SUGG Montgomery, Texas Age: 56 Director Since: 2015	Board Committees • Audit • Health, Safety & Environmental	Certain other directorships • Denbury Resources Plano, Texas • Williams Companies Inc. Tulsa, Oklahoma Until 2016
Principal occupation or employment • Senior Executive, Retired, ConocoPhillips, then an international, integrated oil company, since 2010

Ms. Sugg’s broad background in capital allocation and accomplishments in the energy industry allow her to bring to the Board expertise in industry, operational and technical matters. Among other qualifications, she brings to the Board specific experience in executive leadership, human resources, compensation and financial matters. As a former leader at ConocoPhillips, Ms. Sugg has a proficient understanding of an oil company’s challenges and opportunities.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Murphy Oil Corporation	9

Proposal 1—Election of Directors (continued)

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Mr. Deming serves as the Chairman of the Board as a non-executive and independent director. Mr. Jenkins is the Company’s President and Chief Executive Officer. Along with the Chairman of the Board of Directors and the Chief Executive Officer, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the company and industry, while the Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company.

RISK MANAGEMENT

The Board exercises risk management oversight and control both directly and indirectly, the latter through various Board Committees. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. The Health, Safety & Environmental Committee oversees management of risks associated with environmental, health and safety issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by management about the known risks to the strategy and the business of the Company.

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Health, Safety & Environmental Committee.

The Executive Committee, in accordance with the Company’s by-laws, is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all financial, legal and general administrative affairs of the Company, subject to any limitations prescribed by the by-laws or by the Board.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. The Board has designated Neal E. Schmale as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee including Mr. Schmale are independent under the rules of the NYSE and the Company’s independence standards.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. All of the members of the Executive Compensation Committee are independent under the rules of the NYSE and the Company’s independence standards. The Compensation Discussion and Analysis section contains additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the NYSE and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines.

Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Corporate Secretary, Murphy Oil

10	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.

The Health, Safety & Environmental Committee assists the Board and management in monitoring compliance with applicable environmental, health and safety laws, rules and regulations as well as the Company’s Worldwide Health, Safety & Environmental Policy. Review of policies, procedures and practices regarding security of the Company’s people and property is also within the purview of this committee. The Committee assists the Board on matters relating to the Company’s response to evolving public issues affecting the Company in the realm of health, safety and the environment. The Committee has benefitted from the Company’s involvement with groups such as the American Petroleum Institute (API) and sponsorship of initiatives like the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change, which keeps abreast of emerging issues with respect to climate change.

Charters for the Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environmental Committees, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-govHighlights.

BOARD AND COMMITTEE EVALUATIONS

The Board and the Audit, Executive Compensation, Nominating & Governance, and Health, Safety and Environmental Committees perform an annual self-evaluation. Each November, the directors are requested to provide their assessments of the effectiveness of the Board and the committees on which they serve. The individual assessments are organized and summarized for discussion with the Board and the committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, none of the members of the Executive Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

MEETINGS AND ATTENDANCE

During 2016, there were seven meetings of the Board, eleven meetings of the Executive Committee, six meetings of the Audit Committee, four meetings of the Executive Compensation Committee, four meetings of the Nominating & Governance Committee and two meetings of the Health, Safety & Environmental Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Attendance for Board and committee meetings averaged 99% for the full year. All the Board members attended the 2016 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Stockholders.

The Board and Committees
T. Jay Collins Steven A Cossé Claiborne P. Deming Lawrence R. Dickerson Roger W. Jenkins Elisabeth W. Keller James V. Kelley Walentin Mirosh R. Madison Murphy Jeffrey W. Nolan Neal E. Schmale Laura A. Sugg Caroline G. Theus
Board Executive Audit Executive Compensation Nominating & Governance Health, Safety & Environmental
C-Chair FE-Financial Expert

Murphy Oil Corporation	11

Compensation of Directors

Since 2003, the Company’s standard arrangement for compensation of non-employee directors has included a combination of cash and equity. Directors can elect to defer their cash compensation into the Company’s Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“NED DCP Plan”) which was approved by the Board of Directors on February 3, 2016. Deferred amounts are deemed to be notionally invested in the Company’s Stock Fund. The column below showing “Fees Earned or Paid in Cash” includes any amounts that were voluntarily deferred to the NED DCP Plan. Mr. Mirosh (Canadian citizen) does not have the opportunity to defer cash compensation in this manner.

In 2016, the cash component consisted of an annual retainer of $60,000, plus $2,000 for each Board or committee meeting attended. In February 2016, the Chairman of the Board requested his supplemental retainer remain at a reduced rate of 50% to $57,500. Supplemental retainers were also paid to the Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the Chair of each other committee ($10,000). The Company also reimburses directors for reasonable travel, lodging and related expenses they incur in attending Board and committee meetings.

In 2016, the total equity compensation for non-employee directors was reduced to $150,000. Each non-employee director, other than Ms. Keller, received 7,789 time-based restricted stock units on February 3, 2016, which cliff vest after three years. Ms. Keller was elected to the Board of Directors on December 6, 2016, and was awarded at that time equivalent equity-based compensation on a pro-rated basis. Her award consisted of 376 time-based restricted stock units, which vest over the period beginning December 6, 2016, and ending on February 3, 2019.

The non-employee directors are eligible to participate in the matching gift program on the same terms as Murphy employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals an amount equal to twice the amount (2 to 1) contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to (1 to 1) the contribution made by the eligible person. Those amounts are in the column below showing “All Other Compensation”.

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Claiborne P. Deming	167,502	150,016	—	—	—	—		317,518
T. Jay Collins	90,006	150,016	—	—	—	—		240,022
Steven A. Cossé	100,000	150,016	—	—	—	25,000		275,016
Lawrence R. Dickerson	99,500	150,016	—	—	—	10,000		259,516
Elisabeth W. Keller	17,000	12,517	—	—	—	—		29,517
James V. Kelley	122,815	150,016	—	—	—	—		272,831
Walentin Mirosh	86,002	150,016	—	—	—	—		236,018
R. Madison Murphy	128,502	150,016	—	—	15,778	37,315	(4)	331,611
Jeffrey W. Nolan	90,002	150,016	—	—	—	25,000		265,018
Neal E. Schmale	126,502	150,016	—	—	—	25,000		301,518
Laura A. Sugg	86,687	150,016	—	—	—	—		236,703
Caroline G. Theus	108,002	150,016	—	—	(1,869)	—		256,149
(1)	Represents grant date fair value of time-based restricted stock units awarded in 2016 as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the Company’s 2016 Form 10-K Annual Report.

12	Murphy Oil Corporation

Compensation of Directors (continued)

(2)	At December 31, 2016, total time-based restricted stock units outstanding were:

Restricted Stock Units
Claiborne P. Deming	15,511
T. Jay Collins	15,511
Steven A. Cossé	15,511
Lawrence R. Dickerson	13,501
Elisabeth W. Keller	376
James V. Kelley	15,511
Walentin Mirosh	15,511
R. Madison Murphy	15,511
Jeffrey W. Nolan	15,511
Neal E. Schmale	15,511
Laura A. Sugg	11,706
Caroline G. Theus	15,511

(3)	The 1994 Retirement Plan for Non-Employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and benefits being paid out according to the terms of the plan.
(4)	Includes a one-time payment of $12,315 resulting from an administrative error by the Company related to Mr. Murphy’s SERP benefits. The Company learned in late 2016 that he did not begin receiving his SERP benefits in a timely manner as required by the terms of the SERP. The Company discovered the error during an internal audit of its benefits files and in 2016 provided Mr. Murphy with the missed SERP payments. This error by the Company caused Mr. Murphy to be subject to penalties and interest under Section 409A of the Internal Revenue Code of 1986. The Company reimbursed Mr. Murphy for the resulting costs to him of the Company’s mistake.

Murphy Oil Corporation	13

Security Ownership of Certain Beneficial Owners

As of December 31, 2016, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
Capital World Investors	17,899,680	(2)	10.300%
333 South Hope Street
Los Angeles, CA 90071
The Vanguard Group	17,446,659	(3)	10.130%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock Inc.	11,768,273	(4)	6.800%
55 East 52nd Street
New York, NY 10055
FMR LLC	11,183,512	(5)	6.494%
245 Summer Street
Boston, Massachusetts 02210
Hotchkis and Wiley Capital Management, LLC	10,973,020	(6)	6.370%
725 S. Figueroa Street 39th Fl
Los Angeles, CA 90017
T. Rowe Price Associates, Inc.	10,734,128	(7)	6.200%
100 E. Pratt Street
Baltimore, MD 21202
State Street Corporation	10,553,184	(8)	6.130%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
Pzena Investment Management, LLC	8,610,715	(9)	5.000%
320 Park Avenue, 8th floor
New York, NY 10022
(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2016.
(2)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 17,899,680 sole voting power shares, -0- shared voting power shares, 17,899,680 sole dispositive power shares and -0- shared dispositive power shares. Beneficial ownership disclaimed pursuant to Rule 13d-4.
(3)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 259,353 sole voting power shares, 29,940 shared voting power shares, 17,170,458 sole dispositive power shares and 276,201 shared dispositive power shares.
(4)	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 10,257,296 sole voting power shares, -0- shared voting power shares, 11,768,273 sole dispositive power shares and -0- shared dispositive power shares.
(5)	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 2,212,312 sole voting power shares, -0- shared voting power shares, 11,183,512 sole dispositive power shares and -0- shared dispositive power shares.
(6)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 6,723,523 sole voting power shares, -0- shared voting power shares, 10,973,020 sole dispositive power shares and -0- shared dispositive power shares.
(7)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Total includes 2,132,461 sole voting power shares, -0- shared voting power shares, 10,734,128 sole dispositive power shares and -0- shared dispositive power shares.
(8)	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G). Total includes -0- sole voting power shares, 10,553,184 shared voting power shares, -0- sole dispositive power shares and 10,553,184 shared dispositive power shares.
(9)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 3,758,253 sole voting power shares, -0- shared voting power shares, 8,610,715 sole dispositive power shares and -0- shared dispositive power shares.

14	Murphy Oil Corporation

Security Ownership of Management

The following table sets forth information, as of February 13, 2017, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power(1)(2)	Personal as Beneficiary of Trusts	Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	844,370	1,639,538	209,720		—	2,693,628		1.56%
T. Jay Collins	5,985	—	—		—	5,985		—
Steven A. Cossé	123,212	—	—		—	123,212		—
Lawrence R. Dickerson	1,837	—	—		—	1,837		—
Elisabeth W. Keller	246,639	845,546	200,000	(3)	—	1,292,185		—
James V. Kelley	39,874	—	—		—	39,874		—
Walentin Mirosh	14,327	—	—		—	14,327		—
R. Madison Murphy	313,599	2,082,264	1,616,553	(4)	—	4,012,416	(5)	2.33%
Jeffrey W. Nolan	280,645	140,528	—		—	421,173		—
Neal E. Schmale	55,636	—	—		—	55,636		—
Laura A. Sugg	—	—	—		—	—		—
Caroline G. Theus	418,169	537,252	6,684	(6)	—	962,105		—
Roger W. Jenkins	167,328	—	—		655,564	822,892		—
John W. Eckart	65,408	—	—		148,082	213,490		—
Eugene T. Coleman	30,359	—	—		199,071	229,430		—
Walter K. Compton	54,003	—	—		152,433	206,436		—
Michael K. McFadyen	56,275	—	—		182,501	238,776		—
Directors and executive officers as a group(7)	2,843,218	5,245,128	2,032,957		1,744,321	11,865,624		6.89%
(1)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Cossé—24,707 shares; Mr. Jenkins—3,929 shares; Mr. Eckart—12,200 shares; Mr. Coleman—4,179 shares; Mr. Compton—6,932 shares; Mr. McFadyen—814 shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—48,006 shares which are held solely by spouse; Mr. Murphy—232,859 shares; Mr. Nolan—49,392 shares.
(3)	Ms. Keller has no investment power for these shares.
(4)	Includes 631,650 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 984,903 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy and his wife have beneficial interest in 15,533 of these shares.
(5)	Total includes 184,785 shares that are pledged as security.
(6)	Held as trustee in trust for Ms. Theus’ son.
(7)	Includes eleven directors, thirteen executive officers and one director/officer.

Murphy Oil Corporation	15

Security Ownership of Management (continued)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. Based upon a review of the copies of the reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934 and on representations from such reporting persons the Company believes that all such persons complied with all applicable filing requirements during fiscal 2016.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF BUSINESS CONDUCT AND ETHICS

During 2016, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating & Governance Committee reviews ordinary course of business transactions with related parties, including firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted or applied for in 2016. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

16	Murphy Oil Corporation

Proposal 2—Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company has determined to submit Named Executive Officer compensation to an advisory (non-binding) vote annually. At the 2016 Annual Meeting, stockholders endorsed the compensation of the Company’s Named Executive Officers with over 97% of the votes cast supporting the proposal.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2016 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Executive Compensation Committee will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote “FOR” the approval of the advisory vote for the compensation of the Company’s Named Executive Officers

Murphy Oil Corporation	17

Proposal 3—Approval of an Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables stockholders to recommend how frequently the Company should seek an advisory vote on the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, such as Proposal 2 above. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years or to abstain from voting.

After careful consideration of this Proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Murphy and therefore recommends that stockholders vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow stockholders to provide the Company with direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, stockholders on corporate governance matters and its executive compensation philosophy, policies and practices. The Company understands that stockholders may have different views as to what is the best approach for Murphy, and it looks forward to hearing from stockholders on this Proposal.

Stockholders are asked to indicate their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the stockholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

The Board recommends that stockholders vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.

18	Murphy Oil Corporation

Proposal 4—Approval of the Proposed 2012 Long-Term Incentive Plan Performance Metrics

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three most highly compensate executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “performance-based” compensation. Market-priced stock options and stock appreciation rights (“SARs”) are two examples of performance-based compensation. Other types of awards, such as restricted stock and restricted stock units that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements are met. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the use of multiple criteria requires re-approval of the goals by stockholders at least every five years.

The 2012 LTI Plan is structured so as to qualify as performance-based under Section 162(m). While the Company contemplates continuing to use total shareholder return as the performance criteria for the performance-based awards, the 2012 LTI Plan also includes a list of possible performance criteria that could be used for determination of performance-based awards including:

i.	Earnings (either in the aggregate or on a per-share basis)

ii.	Net income

iii.	Operating income

iv.	Operating profit

v.	Cash flow

vi.	Stockholder returns, including return on assets, investments, equity, or invested capital (including income applicable to common stockholders or other class of stockholders)

vii.	Return measures (including return on assets, equity, or invested capital)

viii.	Earnings before or after either, or any combination of, interest, taxes, depreciation or amortization (EBITDA)

ix.	Gross revenues

x.	Share price (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time)

xi.	Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof
xii.	Economic value

xiii.	Market share

xiv.	Annual net income to common stock

xv.	Earnings per share

xvi.	Annual cash flow provided by operations

xvii.	Changes in annual revenues

xviii.	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures

xix.	Operational performance measures tied to refining including production volumes, refining downtimes, environmental compliance, safety and accident rates, and refining margins

xx.	Operational measures tied to exploration and production including changes in proven reserves, drilling costs, lifting costs, and exploration costs

xxi.	Operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes

xxii.	Operating and maintenance cost management, provided that subsections i through vii may be measured on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with

Murphy Oil Corporation	19

Proposal 4—Approval of the Proposed 2012 Long-Term Incentive Plan Performance Metrics (continued)

respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division, or function within the Company or any one or more affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices). The Committee shall have the discretion to adjust the determination of the degree of attainment of the pre-established performance goals; provided that Awards which are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

“RESOLVED, that the Company’s stockholders approve, the performance measures of the 2012 Long-Term Incentive Plan, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders.”

The Board recommends that stockholders vote “FOR” the performance measures of the 2012 Long-Term Incentive Plan.

20	Murphy Oil Corporation

Compensation Discussion and Analysis

BACKGROUND

Murphy Oil Corporation is an independent exploration and production (“E&P”) company with a portfolio of global offshore and onshore assets delivering oil-weighted production. Murphy produces oil and natural gas in the United States, Canada and Malaysia. The Company’s long-term strategy as an independent E&P company is focused on the following key priorities that management believes will drive value for its stockholders: (1) develop differentiated perspectives in underexplored basins and plays; (2) continue to be a preferred partner to national oil companies and regional independents; (3) provide balance to the global offshore business by developing unconventional onshore plays in North America; (4) develop and produce fields in a safe, responsible, timely and cost effective manner; and (5) achieve and maintain a sustainable, profitable, oil weighted portfolio.

This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of the Company’s compensation philosophy, objectives, policies and practices in place during 2016, as well as factors considered by the Executive Compensation Committee of the Board of Directors (the “Committee”) in making compensation decisions for 2016. For your reference, the Company’s CD&A is outlined in the following sections:

EXECUTIVE SUMMARY

This CD&A focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the Summary Compensation table and other compensation tables contained in the proxy statement.

Name	Title
Roger W. Jenkins	President & Chief Executive Officer
John W. Eckart	Executive Vice President & Chief Financial Officer
Eugene T. Coleman	Executive Vice President, Offshore
Walter K. Compton	Executive Vice President & General Counsel
Michael K. McFadyen	Executive Vice President, Onshore

On December 7, 2016, the Company announced the elections of Eugene T. Coleman as Executive Vice President, Offshore and Michael K. McFadyen as Executive Vice President, Onshore.

The Company’s compensation plans and practices are designed to align the financial interests of the above NEOs with the financial interests of its stockholders. To that end, NEOs are provided with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with stockholder value creation and long-term incentives.

Murphy Oil Corporation	21

Compensation Discussion and Analysis (continued)

OUR 2016 OPERATIONAL AND FINANCIAL HIGHLIGHTS

During fiscal year 2016, the energy industry was faced with numerous challenges. The commodity price collapse, which began in 2014, continued with a severity and duration greater than anticipated. In response, the Company took decisive actions to manage the challenges head-on and is emerging a stronger company. In 2016, Murphy delivered stabilized production following non-core asset divestitures, high-graded its portfolio, strengthened its financial health, and streamlined its organization. All of this was accomplished while achieving a record year in safety performance. Over the long-term, attaining the Company’s key business objectives is fundamental to delivering shareholder returns. Murphy’s specific achievements in 2016 include:

HIGHGRADING THE PORTFOLIO

•	Murphy increased its long-term growth opportunities by high-grading its onshore portfolio by acquiring lands in the Kaybob Duvernay and Placid Montney at the trough in the commodity price cycle.

•	Murphy divested non-core synthetic and heavy oil assets as well as natural gas processing plants in Canada generating $1.2 billion cash.

•	The Company expanded its offshore exploration portfolio by farming into a successful exploration prospect in the Gulf of Mexico as well as capturing a highly competitive block in Mexico’s deepwater bid round.

STABILIZING PRODUCTION AT LOWER CAPEX

•	Murphy produced over 175 Mboepd in 2016, at the top end of the annual guidance of 174 to 175 Mboepd.

•	Capital expenditures, excluding acquisitions, were $604.8 million, over a 72% reduction from 2015 levels.

REDUCING COSTS

•	In 2016, Murphy lowered lease operating expenses, excluding Syncrude, to $7.87 per boe, a 15% reduction from 2015.

•	Murphy decreased selling and general expenses by 14% year-over-year, as a result of focusing on Company-wide cost reductions and streamlining the organization.

MAINTAINING SHAREHOLDER FOCUS

•	Murphy adjusted its dividend due to lower oil and natural gas prices, while maintaining a top quartile yield during 2016.

•	Murphy did not issue equity at the bottom of the cycle and stabilized the Company through lower capital spending and cost reductions.

MAINTAINING BALANCE SHEET STRENGTH

•	Murphy issued $550.0 million of eight year notes, holding the proceeds as cash on the balance sheet.

•	The Company entered into a new $1.1 billion unsecured guaranteed revolving credit facility, which remained undrawn at year end.

•	Finished the year with $1.0 billion of cash and invested cash on the balance sheet.

OUTSTANDING SAFETY AND ENVIRONMENTAL PERFORMANCE

•	Murphy achieved record safety performance in 2016 by reporting a total recordable incident rate (number of accidents per 200,000 work hours; “TRIR”) of 0.19 including all employees and contractors, a 32% improvement year-over-year, and exceeded the Company’s TRIR goal of 0.38 for 2016.

•	The spill rate (number of reportable spills greater than one barrel per million barrels of oil equivalent of operated production) for 2016 was an exceptional 0.09 as compared to 0.21 in 2015.

IMPACT OF 2016 COMPANY PERFORMANCE ON EXECUTIVE COMPENSATION

Murphy has structured its cash and equity-based compensation program to position approximately 90% of the CEO’s and 75%-80% of the other NEO’s target total direct compensation opportunity in at-risk compensation components tied to the

22	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

achievement of short- and long-term performance criteria aligned with the Company’s business objectives. Actual at-risk compensation was lower than targeted opportunity in 2016 due to reductions in long-term incentives received. Short-term incentives are paid in the form of annual cash bonus opportunities tied to the achievement of specific performance goals aligned with stockholder value creation. Long-term incentives combine performance-based and time-based restricted stock units and stock options to provide a compensation opportunity aligned with the Company’s long-term stock performance, delivered through awards that are performance based in absolute and relative terms, while also encouraging retention.

ACTIONS RELATED TO 2016 PERFORMANCE

Base Salary	Annual Incentives	Long-Term Equity Incentives

•  No Adjustments to NEO Base Salaries

The Company provides base salaries to its NEOs which are structured to reward executives for the performance of their regular duties and responsibilities associated with their management of the organization.

Murphy targets the 50th percentile (median) level of base salaries paid by a select group of 10 peer companies in the exploration and production sector.

During 2016, the Company made no adjustments to the base salaries of its CEO and NEOs. This was the second consecutive year in which the Company elected to keep executive base salaries fixed at current levels in recognition of the difficult economic environment for oil and gas exploration and production companies.

•  Exercised Negative Discretion on Annual Incentive Plan (“AIP”) Awards

The Murphy AIP is a performance-driven plan intended to comply with the requirements of a performance plan pursuant to Section 162(m) of the Internal Revenue Code. The Plan, which establishes threshold, target, and maximum levels of financial, strategic, and operational goals within the first 90 days of the fiscal year, is formulaic in its application and the Committee is permitted to adjust calculated awards by means of negative discretion.

For the fiscal year 2016, the AIP measured performance in the following areas:

•  EBITDA/BOE;

•  Lease Operating Expense/BOE;

•  Safety (Total Recordable Incident Rate);

•  Environmental (Spill Rate);

•  Production (BOEPD); and

•  Produced Proved Reserve Replacement

Based upon the Company’s performance during fiscal year 2016, Murphy met or exceeded the performance goals in four of the six areas measured. The Company failed to achieve its threshold performance level of produced reserves replacement, and the AIP formula for the NEO positions resulted in an earned performance score of 138.76% of target.

Because the Company failed to reach a level of profitability during 2016 despite meeting or exceeding most of its key operating and strategic goals, the Executive Compensation Committee elected to exercise negative discretion bringing NEO payouts to a level commensurate with those of other plan participants.

•  Reduced Value of Long-Term Incentive Grants for 2016

In February 2016, the Executive Compensation Committee approved long-term incentive grants to the NEOs and all other long-term incentive plan participants for 2016. The Committee awarded grants in the form of: 50% of value in the form of performance-based restricted stock units; 25% of value in the form of fixed-price stock options; and 25% of value in the form of time-based restricted stock units. Due to the oil prices collapse’s impact on the Company, the Committee elected to award the same absolute number of shares for the 2016 grants for each NEO and all other participants as to the number of shares granted in 2015. This decision resulted in an approximate 63% decrease in the grant date fair value of the 2016 grants. In the judgment of the Committee, this grant strategy fairly addressed the significant oil price collapse’s impact on the Company and still provided management with an opportunity to earn competitive long-term award values.

Murphy Oil Corporation	23

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2016 PERFORMANCE (CONTINUED)

Base Salary	Annual Incentives	Long-Term Equity Incentives

The following provides a summary of the results for fiscal year 2016 based on relative TSR performance and the impact of such performance upon grants occurring in 2014, 2015, and 2016. The 2016 grants of awards were compared to a different peer group than the 2014 and 2015 awards.

			2014 RSUs	2015 RSUs	2016 RSUs
		Year 1	74.00%	50.60%	122.00%
		Year 2	50.60%	131.40%	TBD
		Year 3	131.40%	TBD	TBD
		Cumulative Years 1-3	59.00%	TBD	TBD
		Total	78.75%	TBD	TBD

CEO COMPENSATION

The CEO recognized a reduction in his 2015 total target direct compensation for fiscal year 2016 in consideration of the Company’s performance during the year. In February 2016, the Committee elected to hold the CEO’s base salary fixed at the level established at the end of fiscal year 2014, $1,300,000. Mr. Jenkins’ annual incentive award (cash bonus, payable in first quarter 2017) was paid at the level of $1,950,000, which represents 111% of his target award opportunity. In February 2016, the Committee granted the CEO long-term incentive compensation with a grant date fair value of $3,517,415, which represents a 63% reduction in the target value of long-term compensation compared to 2015. In aggregate, Mr. Jenkins’ total direct compensation for 2016 was $6,767,415 which is a 44.27% reduction in total compensation from his 2015 level.

OTHER NEO COMPENSATION

In February 2016, the Committee approved the recommendation from the CEO to hold base salaries fixed at current levels for the other NEOs.

STOCKHOLDER ENGAGEMENT

The Company values the feedback and insights that it receives from its stockholders through ongoing dialogue. At the 2016 Annual Meeting, a proposal seeking an advisory vote on executive compensation for the Company’s NEOs (see “Tabular Information for Named Executive Officers”) was submitted to stockholders. Stockholders endorsed the Company’s NEO compensation, with over 97% of the votes cast indicating approval.

24	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

COMPENSATION AND CORPORATE GOVERNANCE POLICIES – “What We Do” and “What We Don’t Do”

Murphy is committed to developing and implementing executive compensation and corporate governance policies which are directly aligned with the best interests of our stockholders. In this regard, we have adopted executive compensation practices which are considered to be “best practices” and which will ensure that we have put stockholder interests in the forefront. The following table lists the practices that Murphy has implemented which describe the best practices we have adopted as “What We Do” as well as a listing of practices identified as “What We Don’t Do” that we consider not to be aligned with our stockholders’ interests.

“What We Do”	“What We Don’t Do”

✓Stock Ownership Guidelines—The Company has adopted director and officer stock ownership guidelines which state that directors are to own and hold Company shares equal in value to five times the director’s annual cash retainer within five years of commencing Board service, whereas officers of the Company or any of its operating subsidiaries are expected to own and hold a number of shares at least equal in value to a multiple of base salary, depending upon the officer’s position (5.0 times for the CEO, 2.5 times for EVPs, 2.0 times for SVPs, and 1.0 times for VPs).

✓Pay for Performance—Murphy’s executive compensation program is driven by its pay for performance strategy and which is directly aligned with the achievement of Company business objectives, business strategies, and financial results. The Company has structured its executive compensation program such that more than 75% of a NEO’s direct compensation is in the form of variable compensation tied to Company performance through the annual incentive and long-term incentive compensation plans.

✓Restrictive Pledging Policy—The Company has adopted corporate governance guidelines which apply to directors and officers. A director or officer may not pledge Company securities, including the purchasing of Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Once such stock ownership target has been achieved, such director or officer is permitted to pledge Company securities in compliance with applicable law (including disclosure of such pledging in the Company’s Proxy Statement as required by SEC regulations), as long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of shares should be disclosed to the Company in advance.

✓Anti-Hedging Policy—The Company has implemented corporate governance guidelines that state: “Directors, officers, and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s securities.”

✓Limited Perquisites—The Company’s executive officers, including the NEOs, receive no perquisites or special executive benefits, unless such benefits serve a reasonable purpose, such as limited use of Company aircraft by the CEO.

✓Clawback Provision—In connection with the Dodd-Frank Act, the Company has adopted a policy allowing for the recovering of incentive-based compensation under certain circumstances including a potential restatement of Company financial statements.

✓Independent Compensation Advisor—The Executive Compensation Committee of the Board of Directors has retained the services of Pay Governance LLC as its independent advisor regarding executive compensation issues facing the Committee. The Committee retains the right to engage, retain, and/or terminate the services of its advisory consultant in its full discretion. Pay Governance LLC provides no other services to Murphy or the Committee beyond its executive compensation advisory services.

✓Annual Stockholder Say-on-Pay Vote—Since the inception of the stockholder advisory vote regarding Say-on-Pay, Murphy has allowed for such a vote annually and has received a highly favorable (95% or higher) voting result each year.

X No Employment Agreements—The Company does not have written employment agreements specifying compensation levels and practices for its NEOs or any Company employee. The only written agreement in effect is the Company’s change in control protection for its CEO in the CEO’s Severance Protection Agreement which is only operative in the event that the CEO is involuntarily terminated without cause or terminates for specified good reason following a change in control transaction.

X No Tax Gross-Up Payments—The Company does not provide its CEO or other NEOs with tax gross-up payments for any form of executive compensation, including the change in control severance compensation for the CEO.

X No Backdating of Stock Options—Murphy has never engaged in the practice of backdating stock options or other forms of equity compensation.

X No Payment of Dividends on Unearned Performance Awards—With respect of unearned long-term performance awards measured or paid in Company stock, the grantee will not receive dividends pursuant to such granted awards until such stock is earned and/or paid.

Murphy Oil Corporation	25

Compensation Discussion and Analysis (continued)

INTRODUCTION

The Committee oversees and approves the compensation of the Company’s NEOs. The Committee currently consists of four members, all of whom have been determined by the Board to satisfy the heightened independence requirements of the NYSE and the Company’s categorical independence standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed and approved by the Board and may be removed by the Board at any time. Members of the Committee during 2016 were Neal E. Schmale (Chair), T. Jay Collins, Walentin Mirosh and Jeffrey W. Nolan.

The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer and other NEO compensation and evaluates the CEO’s performance in light of these goals and objectives. Any decisions regarding the CEO’s compensation are made solely by the Committee based on that evaluation. For NEOs other than the CEO, the Committee considers the performance evaluations made by the CEO and the recommendations of the CEO.

The Committee administers and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and it reviews and approves awards granted under such plans.

As set forth in its charter, which can be found on the Company’s website, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. In 2016, the Committee retained Pay Governance LLC as an independent compensation consultant. All Pay Governance invoices were approved by the Committee’s Chair prior to payment. In its role as an advisor to the Committee, Pay Governance attended three Committee meetings and provided the Committee with objective and expert analyses, independent advice and information with respect to executive and director compensation. Pay Governance does not provide any other consulting services to the Committee or to the Company, other than those dealing with executive compensation and the compensation of non-employee directors. The Committee periodically evaluates the performance and independence of Pay Governance. In 2016, Pay Governance delivered a letter to the Committee that provided full disclosure relating to Pay Governance LLC’s relationship to the Company, taking into account the SEC’s Consultant Independence Factors and Pay Governance’s Independence Policy. The Committee has determined that there are no business or personal relationships between Pay Governance and the members of the Committee or the Company’s executive officers that may create a conflict of interest impairing Pay Governance’s ability to provide independent objective advice to the Committee.

Pay Governance provides the Committee with, among other things, an analysis of trends and compensation data for general industry, the oil and gas industry and a select group of comparator companies within the oil and gas industry. In 2016 the Committee used two separate peer groups in designing the compensation programs for the Company: the compensation peer group and the TSR peer group.

In late 2015, as well as in early 2016, the Committee conducted a detailed assessment of the peer group compositions. In February 2016, the Committee ultimately concluded that bifurcating the peer group into a separate group of companies which have more complex global operations with commensurate employee skill sets are those types of organizations with which Murphy competes for executive and management talent and are more appropriate for compensation benchmarking purposes. However, the Committee further determined that ConocoPhillips had grown to a size and scope of operations that far exceeded the magnitude of Murphy’s operations, and that Encana Corporation was a more appropriate comparator company for inclusion within Murphy’s peer group. Therefore, for 2016, the Committee removed ConocoPhillips from the Murphy peer comparison and benchmarking process and replaced ConocoPhillips with Encana Corporation in both the full TSR peer group and the compensation comparator group. In October 2016, the Committee again reviewed the composition of the peer companies and determined that the 2016 bifurcated peer group remains representative of Murphy’s operations. Therefore, it approved utilizing the same peer groups for 2017. The table below sets forth the 2016 historical and 2017 peer groups for Murphy.

Company Name	2016 Compensation Peer	2016 TSR Peer	2017 Compensation Peer	2017 TSR Peer
Anadarko Petroleum Corporation	X	X	X	X
Apache Corporation	X	X	X	X
Cabot Oil & Gas Corporation		X		X
Chesapeake Energy Corporation	X	X	X	X
Cimarex Energy Co.		X		X
Devon Energy Corporation	X	X	X	X
Encana Corporation	X	X	X	X
EOG Resources, Inc.	X	X	X	X
Hess Corporation	X	X	X	X
Marathon Oil Corporation	X	X	X	X
Newfield Exploration Company		X		X
Noble Energy, Inc.	X	X	X	X
Pioneer Natural Resources Corporation	X	X	X	X
Range Resources Corporation		X		X
Southwestern Energy Corporation		X		X
Whiting Petroleum Corporation		X		X

26	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

In addition to comparator company information, the Committee uses Mercer Human Resource Consulting Energy 27 survey information to determine competitive market pay levels for the NEOs. The Committee also reviews a special analysis of the competitive pay levels of the Company’s compensation peer group in establishing pay levels for the CEO and NEOs.

The Committee generally takes action on compensation matters, including the grant of long-term incentive awards, at its meeting held in conjunction with the February Board meeting. The exercise price of stock options is based on the average of the high and the low market price for the Company’s shares on the date of grant. At this meeting the Committee also considers adjustments to NEO base salary, annual incentive bonus opportunities and grants of long-term incentive awards. The Committee also meets at other times during the year as necessary and, in 2016, met four times. A copy of the Committee’s charter can be found on the Company’s website, http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-govHighlights.

GUIDING PRINCIPLES

The Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s objectives, business strategies and financial results. In order to motivate, attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the oil and gas industry. In addition, the Company believes that executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives. In order to promote the long-term, as well as short-term interests of the Company, and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives in its compensation packages. Individuals in primary positions to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. To this end, executives have a compensation package which includes a base salary, participation in a cash-based annual incentive plan, participation in an equity-based long-term incentive plan and certain other compensation, including customary benefits as discussed in Section D of Elements of Compensation. In addition, the compensation package for the CEO includes limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

The Company had no employment agreements with the NEOs in effect in 2016. In connection with his appointment to President and CEO, Mr. Jenkins has a Severance Protection Agreement dated August 7, 2013. The Company had no other severance protection, change in control or termination agreements with the NEOs in effect in 2016. Under the terms of the Company’s incentive plans, in the event of a change in control, each NEO would retain his “earned” compensation and all outstanding equity awards held by each NEO would vest, become immediately exercisable or payable, or have all restrictions lifted as may apply to the type of the award. Entry into employment or other agreements with the NEOs may be considered from time to time.

At the Company’s Annual Meeting of stockholders held on May 11, 2016, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) to approve the compensation of the NEOs, as disclosed in the Proxy Statement for the meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of over 97% of the shares cast on that proposal. While the Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation during 2015, and therefore did not materially change the overall approach to executive compensation in 2016, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

At the 2011 Annual Meeting, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year. In accordance with this vote, the Board decided to hold the say-on-pay advisory vote every year.

The Committee generally seeks to structure executive compensation in a tax efficient manner. The 2012 Annual Incentive Plan (the “2012 Plan”), the 2017 Annual Incentive Plan (the “2017 Plan”) and the 2012 Long-Term Incentive Plan (the “2012 LTI Plan”) are intended to provide performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code. The Committee has not elected to adopt a policy requiring compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

Murphy Oil Corporation	27

Compensation Discussion and Analysis (continued)

RISK EVALUATION

In order to monitor the risk associated with executive compensation, in October 2016, the Committee reviewed a report from Pay Governance assessing the risks arising from the Company’s compensation policies and practices. The Committee agreed with the report’s findings that these risks were within the Committee’s ability to effectively monitor and manage and the programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

ELEMENTS OF COMPENSATION

The Company’s executive compensation program includes a base salary, participation in an annual cash-based incentive plan, long-term incentive compensation, employee benefits and limited perquisites. The Committee believes that a majority of an executive officer’s total direct compensation opportunity should be performance-based. The Committee determines an executive’s total direct compensation opportunity based on compensation peer company information and survey data provided by Pay Governance to ensure the program is competitive with the compensation peer group in order to attract and retain talented executives.

The elements of the Company’s executive compensation program are outlined herein.

A.    Base Salary

The objectives of the base salary component of compensation include:

1)	to provide a fixed level of compensation to reward the executive for day-to-day execution of primary duties and responsibilities;

2)	to assist the Company in the attraction and retention of a highly skilled competitive leadership team by paying base salaries competitive with those paid by the Company’s compensation peer group; and

3)	to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance.

The Company targets the median (“50th percentile”) of competitive market pay levels for the base salary of the NEOs. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and/or tenure with the Company, and in some cases, potential for advancement. Executives’ salaries are ultimately determined based on the market pay levels, as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. In consideration of the downturn in the oil and gas market and general economic conditions, the Committee made no adjustments to the base salaries of its Named Executive Officers in 2016 as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Adjustment for 2016
Roger W. Jenkins	$1,300,000	$1,300,000	0%
John W. Eckart	$515,000	$515,000	0%
Eugene T. Coleman	$562,000	$562,000	0%
Walter K. Compton	$541,000	$541,000	0%
Michael K. McFadyen*	$422,289	$422,289	0%
*	Mr. McFadyen is paid in Canadian dollars. His base salary is C$566,938 and he received no increase in 2016. The currency conversation factor utilized throughout this compensation discussion and analysis is 0.74486 Canadian dollars to one U.S. dollar.

B.    Annual Incentive Plan

The objectives of the Company’s annual incentive program are:

1)	to provide cash-based incentive compensation linked to Company performance to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

2)	to attract and retain individuals of outstanding ability;

3)	to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company’s stockholders; and

4)	to promote excellent operational performance by rewarding executives when they achieve it.

The Committee targets the 50th percentile (median) of competitive market pay levels for its annual target incentive compensation because the Committee believes it allows the Company to motivate its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on established performance measures. In February 2016, the Committee reviewed an analysis of the top executives prepared by Pay Governance. For 2016, the target bonus percentages of the Company’s NEOs were at the median of the competitive market and no adjustments were made.

28	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

The Company’s current cash-based annual incentive plans, the 2012 Plan, was approved by stockholders at the 2012 annual meeting. Amounts earned under the 2012 Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The 2012 Plan provides the Committee with a list of performance criteria to be used for determination of performance-based awards. The Company submitted to shareholders in its 2016 proxy a request for approval of the 2017 Annual Incentive plan so that the Company’s annual plan will continue to be considered a performance plan pursuant to Section 162(m). Shareholders approved the 2017 plan as submitted at the 2016 Annual Meeting of Stockholders.

For 2016, the performance criteria utilized by the Committee included a mixture of a safety performance metric, an environmental performance metric, financial metrics, and operating metrics designed to work across the Company.

2016 Performance Criteria
Safety: Total Recordable Incident Rate (TRIR)	The Company’s TRIR is calculated as the number of incidents for both contractors and employees worldwide per 200,000 work hours. The health and safety of the Company’s employees and contractors is important to the Company. Inclusion of a safety metric reflects the Company’s emphasis on safe operations by both employees and contractors.
Environmental: Spill Rate	The Company’s global spill rate is calculated as number of spills equal to or greater than one barrel per million BOEs(1) produced. Inclusion of a spill metric reflects the Company’s commitment to environmentally sound operations.
Financial: EBITDA/BOE(1) Lease Operating Expense (“LOE”/BOE(1))	These financial goals focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment.
Operational: Reserves Replacement Production (BOEPD)(2)	The primary business objectives for an exploration and production company are to find oil and gas reserves at a competitive cost while generating economic value for its stockholders and assuring that reserves are prudently converted into production and ultimately cash flow. Including specific operational goals on reserves additions (excluding acquisitions and divestitures) and production volumes provides a direct line of sight for the Company’s employees of their impact in the Company’s operational success.
(1)	A barrel of oil equivalent (BOE) is a term used to summarize the amount of energy that is equivalent to the amount of energy found in a barrel of crude oil. One barrel of oil is generally deemed to have the same amount of energy content as 6,000 cubic feet of natural gas.
(2)	Barrels of oil equivalent per day (BOEPD) is a term that is used in conjunction with the production or distribution of oil and natural gas.

With respect to the NEOs, the following table summarizes the performance metrics, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards for 2016. The targets for performance metrics were primarily based on historical data, budgets and forecasts. Under the terms of the 2012 Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For NEOs, achievement of the minimum of the performance range results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, in each case subject to a discretionary downward adjustment by the Committee of up to 100%. Upward adjustments are not permitted for NEOs and no awards are payable if performance falls below the minimum.

	2016 AIP Metrics and Results
Metric	Threshold	Target	Maximum	Actual Results	Payout Achieved (%)	Weighting	Result
Total Recordable Incident Rate	0.50	0.38	0.00	0.19	187.50%	7.50%	14.06%
Spill Rate	0.26	0.19	0.00	0.09	190.79%	7.50%	14.31%
EBITDA/BOE	$9.12	$9.60	$10.56	$12.59	250.00%	15.00%	37.50%
LOE/BOE	$10.05	$9.57	$8.61	$7.87	250.00%	15.00%	37.50%
Reserves Replacement	90.00%	100.00%	140.00%	68.00%	0%	25.00%	0.00%
Production (BOEPD)	165,034	183,371	220,045	181,312	117.98%	30.00%	35.39%
Total							138.76%

Murphy Oil Corporation	29

Compensation Discussion and Analysis (continued)

Negative discretion in the amount of 16% to 20% was applied to each NEOs’ earned award, resulting in the actual payouts set forth below:

Named Executive Officer	2016 Base Salary Earnings	Target Bonus as a Percentage of Base Salary Earnings*	Earned Award (at % of Target)	Negative Discretion Applied	Actual Amount Awarded
Roger W. Jenkins	$1,300,013	135%	$2,435,262	19.93%	$1,950,000
John W. Eckart	$515,011	85%	$607,434	19.99%	$486,000
Eugene T. Coleman	$562,011	75%	$584,885	15.88%	$492,000
Walter K. Compton	$541,006	65%	$487,955	19.87%	$391,000
Michael K. McFadyen*	$422,289	75%	$439,476	15.93%	$369,451
*	Mr. McFadyen is paid in Canadian dollars. His base salary earnings for 2016 were C$566,938. His earned award was C$590,012. Negative discretion in the amount of 15.93% was applied. The actual amount awarded to Mr. McFadyen was C$496,000.

C. Long-term Incentive Compensation

The objectives of the Company’s long-term incentive program include:

1)	to align executives’ interests with the interests of stockholders;

2)	to reinforce the critical objective of building stockholder value over the long term;

3)	to assist in the long-term attraction, motivation, and retention of an outstanding management team;

4)	to complement the short-term performance metrics of the 2012 Plan and the 2017 Plan; and

5)	to focus management attention upon the execution of the long-term business strategy of the Company.

Long-term incentive NEO compensation for 2016 included the grant of fixed-price stock options, time-based restricted stock units and performance-based restricted stock units under the Company’s 2012 LTI Plan. Stock options are designed to align the interests of executives with the performance of the Company over the long term. The exercise or grant price of fixed-priced stock options equals the average of the high and the low of the Company’s common stock on the date of the grant. Fixed-price stock options are inherently performance-based because option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders. The vesting of performance-based restricted stock units is based upon the Company’s TSR relative to that of the TSR peer group (as described above).

On February 2, 2016, the Committee granted equity awards pursuant to the 2012 LTI Plan to each of the NEOs at that time. The value was split 50% in performance-based restricted stock units, 25% in stock options and 25% in time-based restricted stock units on an expected value basis. The Committee believes these awards are effective and appropriate methods of equity compensation. Stock options are particularly effective at aligning the interests of management and stockholders, but results can be skewed by movements in the stock market as a whole. Conversely, performance unit awards’ value is largely based on the Company’s performance relative to that of its peers, but does not necessarily equate with shareholder return.

On April 6, 2016, the Committee granted time-based restricted stock units to Mr. Coleman and Mr. McFadyen as a retention tool pursuant to the 2012 LTI Plan which will vest on April 6, 2021, and pay out as soon as practicable thereafter. They will be forfeited if the individual resigns or is terminated for cause prior to this date.

30	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

The Company generally targets the median of competitive market pay levels for the annual grant value of long-term incentive compensation. When determining the size of the equity-based awards to the executives and the total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers survey data provided by the Committee’s compensation consultant, overall Company performance, internal equity, and individual performance, as well as the proportion of the total shares outstanding used for annual equity-based award grants and the potential dilution to the Company’s stockholders. In 2016, due to the continued low commodity prices, the Company made long-term incentive grants to the NEOs at the same number of equity-based awards grants as made in 2015, equating to approximately 36% of the value of each individual’s long-term incentive target guideline. To maintain parity with the other operational EVP, Mr. McFadyen’s 2016 long-term incentive grants equaled approximately 47% of his 2015 equity-based grants due to the exchange rate disparity between the U.S. and Canadian dollar. These guidelines, provided by the Committee’s independent consultant from the Mercer Human Resource Consulting Energy 27 Survey, were constructed around the 50th percentile (median) competitive data. Total grants to all 2012 LTI Plan participants made in 2016 equaled 0.95% of the Company’s outstanding shares. NEO grants were as follows:

Named Executive Officer	Number of Stock Options	Number of Time-Based Restricted Stock Units	Number of Performance- Based Restricted Stock Units
Roger W. Jenkins	220,000	51,000	101,000
John W. Eckart	41,000	9,000	19,000
Eugene T. Coleman	57,000	38,000	26,000
Walter K. Compton	43,000	10,000	20,000
Michael K. McFadyen	57,000	38,000	26,000

The Company has never engaged in the process of backdating stock options and does not intend to do so in the future. The exercise price for all stock options is equal to the fair market value (average of daily high and low) on the date of the grant.

The Company’s stock option awards granted from 2006 onward provide for payment of the aggregate exercise price to be automatically net settled in stock, which reduces dilution. Thus upon exercise, shares having an aggregate fair market value equal to both the exercise price and the amount of statutory minimum withholding taxes are withheld by the Company, and only net shares are delivered to the holder of the option. The Company’s stock options, all of which are non-qualified, vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Time-based restricted stock units awarded in February 2016 vest on the third anniversary of the grant date. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of time-based restricted stock units do not have any voting rights.

Performance-based restricted stock units awarded in 2016 will be eligible to vest in three years based on how the Company’s TSR compares to the TSR of an index of the comparator group of energy companies (identified above).

The 2016 performance unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of the 50th percentile TSR of the TSR peer group is required for vesting and payment of 100% of the target performance-based restricted stock units awarded, achievement of the 90th percentile TSR of the TSR peer group is required for vesting and payment of 150% of the target performance-based restricted stock units awarded, and achievement of the 25th percentile TSR of the TSR peer group is required for the vesting and payment of 50% of the target performance-based restricted stock units awarded. A prorated percentage of performance-based restricted stock units can vest and be paid for performance between the 25th and 90th TSR percentiles. No payment is made for achievement below the 25th percentile TSR of the TSR peer group. Dividend equivalents are accumulated during the performance period and pay out only to the extent that the underlying units vest and are earned. Holders of performance-based restricted stock units do not have any voting rights.

Fixed-price stock options and performance-based restricted stock units granted under the 2012 LTI Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Code. Time-based restricted stock units, which are time-based awards, do not quality as performance-based compensation pursuant to Section 162(m). As noted above, the Committee currently uses three principal forms of long-term incentive compensation: fixed-price stock options, time-based restricted

Murphy Oil Corporation	31

Compensation Discussion and Analysis (continued)

stock units and performance-based restricted stock units. While the Committee expects to continue to use these same three principal forms of equity-based incentives going forward, it is possible that the Committee may adopt a different long-term incentive compensation strategy in future years in response to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide for flexibility going forward, the 2012 LTI Plan provides possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, phantom units, dividend equivalents, and other stock-based incentives. The 2012 LTI Plan includes a list of other performance criteria that could be used for determination of performance-based awards.

During 2016, the Company granted 811,500 shares as Full Value Awards. As of December 31, 2016, the number of shares available for future grants of Full Value Awards under the 2012 LTI Plan was 2,209,556.

D. Employee Benefits and Perquisites

The objectives of the Company’s employee benefits and perquisites program are:

1)	to provide an employee benefit package with the same level of benefits provided to all Company employees which is competitive within the Company’s industry sector;

2)	to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs for individuals and their families; and

3)	to provide only limited benefits to selected executives as deemed appropriate under the circumstances.

The Company’s executives are provided usual and customary employee benefits available to all employees. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company-sponsored pension plan. Effective with the spin-off of

Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA) on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Company employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula. The NEOs are excluded from the Company’s Employee Stock Purchase Plan (the “ESPP”) because they are eligible for long-term stock incentives and the ESPP was established as a vehicle for employees to acquire stock.

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company maintains a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. The SERP is unfunded and is subject to general credit of the Company. Other than the SERP, the Company does not offer a deferred compensation alternative to the NEOs. The Committee also provides to Mr. Jenkins a maximum of 50 flight hours each year in the continental United States on Company aircraft as part of his total compensation package. Mr. Jenkins utilized 48.2 hours out of the 50 approved hours with an aggregate incremental cost to the Company of $154,745, as reported in the 2016 Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to Mr. Jenkins for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized for use of the Company aircraft.

32	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2017 COMPENSATION

At its meeting on January 31, 2017, the Committee met to discuss executive compensation issues reflecting the Company’s 2016 performance results and executive pay matters for fiscal year 2017. The Committee reviewed and analyzed the Murphy executive compensation program as well as considered the past year’s performance and proper positioning of compensation opportunities for fiscal year 2017. Key decisions and actions related to 2017 executive compensation reached by the Committee include:

Modest Adjustments to Base Salaries

For fiscal year 2017, the Committee approved minimal adjustments to base salary for four of the five NEOs effective as of February 1, 2017. Messrs. Coleman and McFayden each received 2.5% base salary increases for 2017; Mr. Compton received a 3.0% increase for 2017; and Mr. Eckart received a 10.0% increase for 2017. Mr. Eckart’s salary increase included a market-based adjustment to bring his salary rate closer to the 50th percentile market benchmark for the CFO position. The base salary for Mr. Jenkins was not increased.

Exercise Negative Discretion with Respect to 2016 Annual Incentives

The Committee exercised its negative discretion in adjusting annual cash payments under the AIP for NEOs for 2016 bonuses, which were payable in the first quarter of 2017. These downward adjustments included an across-the-board cut by 16% to 20% for all earned awards to the NEOs bringing NEO payouts to a level commensurate with those of other plan participants, even though the Company met or exceeded four of the six 2016 operational, safety, and strategic performance goals. In aggregate, the Company paid total bonus awards for 2016 performance for all employees, including the NEOs and other AIP participants, equal to approximately $27,700,000.

Granted 2017 Long-Term Incentives at 50th Percentile Target Levels

The Committee deliberated regarding the subject of long-term incentive compensation to be granted to the Company NEOs in 2017. Based upon an analysis of competitive market data, the recent grant practices of Murphy’s peer companies in the most recent market environment, and the performance of the Company’s top management during 2016, the Committee awarded long-term incentive grants equal to approximately 84% of the target award opportunities for each NEO based upon the 50th percentile (median) competitive market practice and the reduction of the number of stock options calculated to remain compliant under the 2012 Plan. Long-term incentive grants for each NEO were awarded 50% in the value of performance-based restricted stock units, 25% in the value of 7-year fixed-price stock options, and 25% in the value of time-lapse restricted stock units. It is the judgment of the Committee that these long-term grants are fully competitive with current market competitive practices while serving as the proper alignment of management’s long-term interests with Murphy shareholder interests.

Target versus Realizable Compensation Chart—CEO Compensation

The “Target” bars represent Mr. Jenkins’ base salary, target AIP opportunity and the grant-date fair value of his LTIP awards for 2014, 2015 and 2016. The “Realizable” bars represent each year’s base salary paid, AIP earned and paid, and the value of those LTIP awards as of December 31, 2016.

Murphy Oil Corporation	33

Compensation Discussion and Analysis (continued)

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

Neal E. Schmale (Chair)

T. Jay Collins

Walentin Mirosh

Jeffrey W. Nolan

34	Murphy Oil Corporation

Executive Compensation

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers serving at the end of the last completed fiscal year is set forth in the following tables:

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Roger W. Jenkins	2016	1,300,013	—	2,410,310	1,106,600	1,950,000	1,501,179	233,645	8,501,747
President and Chief Executive Officer	2015	1,300,000	—	7,192,723	2,413,400	1,237,714	1,742,060	197,720	14,083,617
	2014	1,295,833	—	5,284,440	1,540,800	2,200,000	2,204,998	252,497	12,778,568

John W. Eckart(5)	2016	515,011	—	442,990	206,230	486,000	547,018	31,800	2,229,049
Executive Vice President and Chief Financial Officer	2015	506,333	—	1,323,437	449,770	289,922	52,062	31,280	2,652,804

Eugene T. Coleman(6)	2016	562,011	—	1,220,090	286,710	492,000	381,326	34,620	2,976,757
Executive Vice President

Walter K. Compton	2016	541,006	—	475,550	216,290	391,000	508,648	33,360	2,165,854
Executive Vice President and General Counsel	2015	541,000	—	1,419,360	471,710	248,001	(25,556)	33,360	2,687,875
	2014	538,108	—	1,027,530	295,320	405,199	1,401,045	33,421	3,700,623

Michael K. McFadyen(6)(7)	2016	422,289	100,000	1,220,090	286,710	369,451	318,445	26,354	2,743,339
Executive Vice President

(1)	The restricted stock unit awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the 2016 Form 10-K report. Performance-based restricted stock unit awards are subject to performance-based conditions and are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. The performance-based restricted stock unit awards vest three years from the date of grant if performance conditions are met. Time-based restricted stock unit awards vest three years from the date of grant and are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. There is no assurance that the value realized by the executive will be at or near the value included herein.
(2)	The stock option awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the 2016 Form 10-K report. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value included herein.
(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the year for which the award was earned.
(4)	The total amounts shown in this column for 2016 consist of the following:
Mr. Jenkins $78,000—Company contributions to defined contribution plans; $900—benefit attributable to Company-provided term life insurance policy;
$154,745—Company airplane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company for airplane usage is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines.
Mr. Eckart: $30,900—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy.
Mr. Coleman: $33,720—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy.
Mr. Compton: $32,460—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy.
Mr. McFadyen: $25,337—Company contributions to defined contribution plans; $1,017—Benefit attributable to Company-provided term life insurance policy (Mr. McFadyen’s benefits are a Canadian Dollar benefit converted to US Dollar).
(5)	Mr. Eckart was not a Named Executive officer in 2014.
(6)	Mr. Coleman and Mr. McFadyen were not Named Executive Officers in 2014 and 2015.
(7)	The currency conversation factor for the Canadian dollar utilized in this table for Mr. McFadyen’s salary, non-equity incentive plan compensation is 0.74486 Canadian dollars to one U.S. dollar.

Murphy Oil Corporation	35

Executive Compensation (continued)

2016 GRANTS OF PLAN-BASED AWARDS TABLE

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger W.		1,096,886	1,755,017	4,000,000	—	—	—	—	—	—	—	—
Jenkins	2/2/2016	—	—	—	50,500	101,000	151,500	—	—	—	—	1,514,495
	2/2/2016	—	—	—	—	—	—	51,000	—	—	—	895,815
	2/2/2016	—	—	—	—	—	—	—	220,000	17.565	17.430	1,106,600
John W.		273,599	437,759	1,094,398	—	—	—	—	—	—	—	—
Eckart	2/2/2016	—	—	—	9,500	19,000	28,500	—	—	—	—	284,905
	2/2/2016	—	—	—	—	—	—	9,000	—	—	—	158,085
	2/2/2016	—	—	—	—	—	—	—	41,000	17.565	17.430	206,230
Eugene T.		263,443	421,508	1,053,770	—	—	—	—	—	—	—	—
Coleman	2/2/2016	—	—	—	13,000	26,000	39,000	—	—	—	—	389,870
	2/2/2016	—	—	—	—	—	—	13,000	—	—	—	228,345
	2/2/2016	—	—	—	—	—	—	—	57,000	17.565	17.430	286,710
	4/6/2016	—	—	—	—	—	—	25,000	—	—	—	601,875
Walter K.		219,784	351,654	879,135	—	—	—	—	—	—	—	—
Compton	2/2/2016	—	—	—	10,000	20,000	30,000	—	—	—	—	299,900
	2/2/2016	—	—	—	—	—	—	10,000	—	—	—	175,650
	2/2/2016	—	—	—	—	—	—	—	43,000	17.565	17.430	216,290
Michael K.		201,972	323,155	807,888	—	—	—	—	—	—	—	—
McFadyen	2/2/2016	—	—	—	13,000	26,000	39,000	—	—	—	—	389,870
	2/2/2016	—	—	—	—	—	—	13,000	—	—	—	228,345
	2/2/2016	—	—	—	—	—	—	—	57,000	17.565	17.430	286,710
	4/6/2016	—	—	—	—	—	—	25,000	—	—	—	601,875
(1)	The exercise price of options is determined using the average of the high and low of the stock price on the date of grant.
(2)	The grant date fair value of the Company’s performance-based restricted stock units is determined using a Monte-Carlo valuation model, as further described in Note J to the consolidated financial statements included in the Form 10-K report.

36	Murphy Oil Corporation

Executive Compensation (continued)

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)(1)	Number of Securities Underlying Unexercised Unexercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Roger W. Jenkins	71,955		58.8392	2/1/2018
	71,955		51.6305	1/31/2019
	55,350		39.0244	6/20/2019
	129,519		54.2141	2/5/2020
	96,785		62.9765	8/7/2020
	60,000	60,000	55.8200	2/4/2021
		220,000	49.6500	2/3/2022
		220,000	17.5650	2/2/2023
John W. Eckart	27,675		45.4788	2/2/2017
	30,443		58.8392	2/1/2018
	38,745		51.6305	1/31/2019
	43,394		54.2141	2/5/2020
	7,500	7,500	55.8200	2/4/2021
		41,000	49.6500	2/3/2022
		41,000	17.5650	2/2/2023
Eugene T. Coleman	38,745		58.8392	2/1/2018
	44,280		51.6305	1/31/2019
	62,546		54.2141	2/5/2020
	12,500	12,500	55.8200	2/4/2021
		57,000	49.6500	2/3/2022
		57,000	17.5650	2/2/2023
Walter K. Compton	22,140		45.4788	2/2/2017
	27,675		58.8392	2/1/2018
	33,210		51.6305	1/31/2019
	47,048		54.2141	2/5/2020
	11,500	11,500	55.8200	2/4/2021
		43,000	49.6500	2/3/2022
		43,000	17.5650	2/2/2023
Michael K. McFadyen	11,070		45.4788	2/2/2017
	27,675		58.8392	2/1/2018
	44,280		51.6305	1/31/2019
	62,546		54.2141	2/5/2020
	11,500	11,500	55.8200	2/4/2021
		50,000	49.6500	2/3/2022
		57,000	17.5650	2/2/2023

Murphy Oil Corporation	37

Executive Compensation (continued)

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (CONTINUED)

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested (#)(2)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(3)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(3)(4)(5)
Roger W. Jenkins	126,022	3,923,067	272,890	8,495,077
John W. Eckart	23,076	718,368	50,632	1,576,184
Eugene T. Coleman	36,500	1,136,231	93,872	2,922,243
Walter K. Compton	24,851	773,596	53,920	1,678,520
Michael K. McFadyen	34,670	1,079,266	90,928	2,830,593
(1)	Stock options are 50% vested after two years and 100% after three years.
(2)	Includes accrued in-kind dividend equivalents on performance-based restricted stock units.
(3)	Performance-based restricted stock units vest if the Company achieves specific performance objectives at the end of the three-year performance period.
(4)	Generally, time-based restricted stock units vest on the third anniversary of the date of grant.
(5)	Value was determined based on a December 31, 2016 closing stock price of $31.13 per share.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Roger W. Jenkins	—	—	52,989	1,649,548
John W. Eckart	—	—	8,146	253,585
Eugene T. Coleman	—	—	14,586	454,062
Walter K. Compton	—	—	13,175	410,138
Michael K. McFadyen	—	—	10,473	326,024
(1)	The value shown reflects the difference between the market price on the date of exercise and the exercise price of the option.
(2)	Value based on 2014 performance-based and time-based restricted stock unit award vesting date as of December 31, 2016, at $31.13 per share. Payment of the performance-based net shares was settled on January 31, 2017, pursuant to the terms of the award. The price on award date was $28.505 per share (average high and low price). Payment of the time-based net shares was settled on February 3, 2017, pursuant to the terms of the award. The price on award date was $29.485 per share (average high and low price). Combined values as of the dates of receipt were as follows: Mr. Jenkins—$1,530,618, Mr. Eckart—$235,082, Mr. Coleman—$420,670, Mr. Compton—$380,526 and Mr. McFadyen—$302,518.

38	Murphy Oil Corporation

Executive Compensation (continued)

2016 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Roger W. Jenkins	Retirement Plan of Murphy Oil Corporation	15.210	605,117	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	15.210	7,199,420	—
John W. Eckart	Retirement Plan of Murphy Oil Corporation	26.250	1,187,302	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	26.250	2,971,596	—
Eugene T. Coleman	Retirement Plan of Murphy Oil Corporation	15.167	681,192	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	15.167	2,253,226	—
Walter K. Compton	Retirement Plan of Murphy Oil Corporation	29.000	1,152,406	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	29.000	3,475,654	—
Michael K. McFadyen	Retirement Plan of Murphy Oil Company Ltd.	8.200	182,491	—
	Murphy Oil Company Ltd. Supplemental Executive Retirement Plan	8.200	1,789,154	—
	Retirement Plan of Murphy Oil Corporation	5.950	158,228	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	5.950	53,232	—

The purpose of the Retirement Plan of Murphy Oil Corporation, a tax-qualified defined benefit retirement plan, is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee’s last ten years of employment. Distribution elections for the qualified plan are made upon retirement. Benefits shown are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown neither reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Jenkins’ average compensation was $3,077,853; Mr. Eckart’s $853,462; Mr. Coleman’s $1,043,287; Mr. Compton’s $989,747 and Mr. McFadyen’s $1,055,974 (Under the retirement plan for Murphy Oil Company Ltd., the average final pay of C$1,036,000 was converted to US$771,749 using a currency conversion factor of 0.74486 Canadian dollars to U.S. dollar).

Murphy Oil Corporation	39

Executive Compensation (continued)

The estimated credited years of service used are as indicated in the table.

Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA), on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. All current NEOs continue to accrue benefits in this plan, however, certain Murphy employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees, however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula.

The following assumptions were used in determining the present value amounts at December 31, 2016.

•	Discount Rate—4.31%

•	Mortality Table—MRP-2007 (The RP-2014 no-collar annuitant table, adjusted to remove post-2007 projection factors, then projected generationally using the MMP-2007 projection scale as developed by Mercer).

2016 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Roger W. Jenkins	138,000	62,100	141,595	—	1,224,849
John W. Eckart	33,530	15,000	46,388	—	437,141
Eugene T. Coleman	66,300	17,820	66,757	—	697,060
Walter K. Compton	25,280	16,560	53,151	—	418,367
Michael K. McFadyen	—	—	382	—	7,771
(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the Named Executive Officer in the 2016 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in “All Other Compensation” column for the Named Executive Officer in the 2016 Summary Compensation Table.
(3)	The unfunded SERP provides the same investment options available under the qualified 401(k) savings plan. The “Aggregate Earnings” column reflects the different investment returns based upon the Named Executive Officer’s investment selection.

The purpose of the Thrift Plan for Employees of Murphy Oil Corporation, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate in the Plan. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be invested because of certain specified benefit and compensation limitations under the tax-qualified Thrift/401(k) Plan. The employees are immediately vested in all employee and Company matching contributions. The Company matching contributions are limited to dollar for dollar on the first 6%. All employees are allowed to contribute on a pre-tax basis up to 25% of their eligible pay. The table above represents amounts deferred under the SERP for 2016.

2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

In connection with his appointment to President and CEO in 2013, Mr. Jenkins has a Severance Protection Agreement which provides for the payment of severance benefits in a lump sum equal to three times the sum of Mr. Jenkins’ base salary and his average annual bonus over the prior three fiscal years. The Agreement also contains customary restrictive covenants applicable during the twelve-month period following termination under the Agreement. The Company has no other employment, change in control or termination agreements with its NEOs. However, upon a change in control, as defined in the 2012 LTI Plan, all outstanding equity awards granted under such plans shall vest, become immediately exercisable or payable or have all restrictions lifted which apply to the type of award. The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to NEOs upon termination or a change in control. NEOs are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time-to-time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company whether to pay termination benefits, and, if so, in what amounts, are determined on a case-by-case basis.

40	Murphy Oil Corporation

Executive Compensation (continued)

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer if the described event had occurred on December 30, 2016, the last trading day of the fiscal year:

Name	Category	Normal Termination ($)	Change of Control ($)
Roger W. Jenkins	Severance	—	9,950,000
	Non-equity compensation(1)	1,950,000	1,950,000
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	2,423,659	9,242,884
	Time-Based Restricted Stock Units	1,499,408	3,175,260
	Stock Options	—	2,984,300
	Retirement Plan(3)	740,225	740,225

	Total	6,613,292	28,042,669
John W. Eckart	Non-equity compensation(1)	486,000	486,000
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	453,763	1,734,212
	Time-Based Restricted Stock Units	264,605	560,340
	Stock Options	—	556,165
	Retirement Plan(3)	346,626	346,626

	Total	1,550,994	3,683,343
Eugene T. Coleman	Non-equity compensation(1)	492,000	492,000
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	637,310	2,470,844
	Time-Based Restricted Stock Units	498,921	1,587,630
	Stock Options	—	773,205
	Retirement Plan(3)	246,626	246,626

	Total	1,874,857	5,570,305
Walter K. Compton	Non-equity compensation(1)	391,000	391,000
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	479,573	1,829,516
	Time-Based Restricted Stock Units	294,023	622,600
	Stock Options	—	583,295
	Retirement Plan(3)	—	—

	Total	1,164,596	3,426,411
Michael K. McFadyen	Non-equity compensation(1)	369,453	369,453
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	600,206	2,353,359
	Time-Based Restricted Stock Units	479,060	1,556,500
	Stock Options	—	773,205
	Retirement Plan(3)	—	—

	Total	1,448,719	5,052,517
(1)	Non-equity compensation is calculated under the terms of the 2012 Plan.
(2)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the expiration date of the award or two years from date of termination.
(3)	Named Executive Officers may receive benefits under the Company’s defined benefit pension plan upon retirement, depending on date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer’s accumulated benefit at December 31, 2016 unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Messrs. Jenkins, Eckart and Coleman would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2016. Monthly pension benefits are payable in one of the following options: 50% Joint and Survivor; 75% Joint and Survivor; 100% Joint and Survivor; and 10 Years Certain. For purposes of this table, the annual payment of the monthly pension benefits is shown.

Murphy Oil Corporation	41

Executive Compensation (continued)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by stockholders	5,757,435	$48.46	3,821,789
(1)	Amounts in this column do not take into account outstanding restricted stock units.
(2)	Number of shares available for issuance includes 3,240,732 available shares under the 2012 LTI Plan, plus 318,204 available shares under the 2013 Stock Plan for Non-Employee Directors and 262,853 available shares under the Employee Stock Purchase Plan. Assumes each restricted stock unit is equivalent to one share.

42	Murphy Oil Corporation

Audit Committee Report

In connection with the Company’s December 31, 2016 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee also reviewed written independence disclosures from KPMG LLP as required under applicable standards regarding such independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. The Committee met six times during 2016. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2016 and 2015 are as follows:

	2016	2015
Audit fees	$3,993,728	$3,857,486
Audit-related fees(1)	169,000	49,583
Audit and audit-related fees	4,162,728	3,907,069
Tax fees(2)	95,065	291,720
All other fees	—	—
Total fees	$4,257,793	$4,198,789
(1)	Audit-related fees consisted principally of fees for reviews of registration statements filed with the U.S. Securities and Exchange Commission, audits of financial statements for foreign employee benefit plans, and assurance reports required by U.K. government agencies.
(2)	Tax fees consisted of services for income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE

R. Madison Murphy (Chairman)

Lawrence R. Dickerson

Neal E. Schmale

Laura A. Sugg

Murphy Oil Corporation	43

Proposal 5—Approval of Appointment of Independent Registered Public Accounting Firm

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2017. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditors is in the best interests of the Company and its stockholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with KPMG LLP and pre-approves any engagement of KPMG LLP. Under Murphy’s policy for pre-approval of audit and permitted non-audit services by

KPMG LLP, the Audit Committee has delegated the right to pre-approve services between meeting dates to one or more members of the Audit Committee, provided that decisions of such members to grant pre-approvals is presented at the next scheduled meeting of the Audit Committee. (The Audit Committee evaluates all services, including those engagements related to tax and internal control over financial reporting, considering the nature of such services in light of auditor independence, in accordance with the rules of the PCAOB.) In the fiscal year 2016, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 94%, 4%, 2%, and 0%, respectively.

In the event that a majority of the stockholders indicates disapproval of the appointment of KPMG LLP, the adverse vote will constitute a directive to the Audit Committee to select another registered public accounting firm(s) for fiscal year 2017. Because of the difficulty and expense of making any substitution of registered public accounting firms during a year, it is contemplated that the appointment for the fiscal year 2017 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

The Board recommends that stockholders vote “FOR” approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2017.

44	Murphy Oil Corporation

General Information About the Annual Meeting

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 of the Securities Act of 1934, stockholder proposals for the 2018 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 24, 2017, for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2018, but not for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2018 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 10, 2018, and no later than February 9, 2018.

PROXY ACCESS STOCKHOLDER DIRECTOR NOMINATIONS

The Company’s by-laws include a proxy access provision. Under the by-laws, stockholders who meet the requirements set forth in the by-laws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2018 Annual Meeting of Stockholders must be received by the Company at its principal executive office no earlier than October 25, 2017 and no later than November 24, 2017, and must meet all the requirements set forth in the by-laws.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2017 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2017. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2016 are available electronically at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and distributing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances, one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

E. Ted Botner

Vice President, Law and Corporate Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 24, 2017

VOTE in one of the following ways:

Murphy Oil Corporation	45

300 PEACH STREET

P.O. BOX 7000

EL DORADO, AR 71731-7000

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21245-P88863-Z69586	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  MURPHY OIL CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	T.J. Collins	☐	☐	☐

	1b.	S.A. Cossé	☐	☐	☐

	1c.	C.P. Deming	☐	☐	☐

	1d.	L.R. Dickerson	☐	☐	☐

	1e.	R.W. Jenkins	☐	☐	☐

	1f.	E.W. Keller	☐	☐	☐

	1g.	J.V. Kelley	☐	☐	☐

	1h.	W. Mirosh	☐	☐	☐

	1i.	R.M. Murphy	☐	☐	☐

	1j.	J.W. Nolan	☐	☐	☐

	1k.	N.E. Schmale	☐	☐	☐

	1l.	L. A. Sugg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 4, and 5, and 1 Year on proposal 3.
		For	Against	Abstain

2.	Advisory vote on executive compensation.	☐	☐	☐

	1 Year	2 Year	3 Years	Abstain

3.	Advisory vote on the frequency of an advisory vote on executive compensation. ☐	☐	☐	☐

		For	Against	Abstain

4.	Approve the proposed 2012 Long-Term Incentive Plan Performance Metrics.	☐	☐	☐

5.	Approve the appointment of KPMG LLP as independent registered public accounting firm for 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E21246-P88863-Z69586

MURPHY OIL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING MAY 10, 2017

The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoint(s) Claiborne P. Deming and Roger W. Jenkins, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas 71730, on May 10, 2017 at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2, FOR PROPOSAL 4, FOR PROPOSAL 5 AND THE ONE YEAR OPTION FOR PROPOSAL 3. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Murphy Oil Corporation encourages you to take advantage of one of the convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the four voting methods detailed on the reverse side of this card to vote these shares.

Continued and to be signed on reverse side